


                                            Three Months ended June 30         Six Months ended June 30
                                                 1996         1995                1996      1995
                                                 ----         ----                ----      ----


Weighted average shares outstanding
 during the period                             2,941,801    2,453,923    2,685,867    2,455,453


Average number of shares assumed
 outstanding during the period approximating
 the number  of shares  sold (at the  initial
 offering  price of $10) to fund the final
 S-Corporation distribution                       195,493      269,544      232,519      269,544
                                                ---------    ---------    ---------    ---------
Total                                           3,137,294    2,723,467    2,918,386    2,724,997
                                                =========    =========    =========    =========




Pro forma net income used in earnings
 per common share calculation                  $  344,265   $  202,408   $  901,582   $  633,681
                                               ==========   ==========   ==========   ==========

Pro forma earnings per common share
                                               $     0.11   $     0.07   $     0.31   $     0.23
                                               ==========   ==========   ==========   ==========
